Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	612-455-1754
763-354-1800

Arctic Cat Reports Fiscal 2009 Second-Quarter Results

Company posts second-quarter net earnings of $0.93 per diluted share

MINNEAPOLIS,  October 23, 2008 — Arctic Cat Inc. (Nasdaq: ACAT) today reported net sales of $204.3 million for the fiscal 2009 second quarter ended September 30, 2008, compared with $205.2 million in the same period last year. Net earnings for the quarter were $16.9 million, or $0.93 per diluted share, versus $13.9 million, or $0.76 per diluted share, a year ago.

For the six months ended September 30, 2008, Arctic Cat’s net sales were $298.2 million compared with $293.1 million in the first six months of last fiscal year. Net earnings were $10.0 million, or $0.55 per diluted share, versus net earnings of $6.8 million, or $0.37 per diluted share, in the prior-year first half.

“Our second-quarter and six-month results primarily benefited from continued growth in our parts, garments and accessories business, and a lower effective tax rate,” said Christopher A. Twomey, chairman and chief executive officer. “Year-to-date, we’ve also seen positive results from the snowmobile dealer inventory-reduction initiatives we took last year. We remain cautious, however, about our prospects in the last six months of our fiscal year, due to the challenging economic climate.”

During the quarter, Arctic Cat announced that Claude J. Jordan joined the company as president and chief operating officer. Jordan brings more than 20 years of experience in senior management positions, most recently with The Home Depot and General Electric.

Review of Results

Arctic Cat’s snowmobile sales in the fiscal 2009 second quarter increased 1 percent to $98.4 million, up from $97.0 million in the prior-year quarter. Year-to-date snowmobile sales grew 10 percent to $119.8 million versus $108.9 million in the first six months of last fiscal year.

During the second quarter, Arctic Cat unveiled three new 2009 model snowmobiles: the Sno Pro 600, M8 HCR and the Z1 Turbo Sno Pro. The Z1 Turbo — which tested faster than a Corvette in the quarter-mile — is the world’s fastest production snowmobile. The company introduced these new models at the Hay Days Grass Drags in Minnesota. Hay Days, an annual grass drag racing event, is the unofficial kick-off of the snowmobile season and said to be the world’s largest snowmobile event, attracting more than 30,000 snowmobile enthusiasts. Arctic Cat was encouraged to see strong interest in its products by attendees of this year’s show.

In the 2009 second quarter, the company reported that ATV sales declined 8 percent to $71.6 million versus $77.5 million in the same quarter last year. For the first six months, ATV sales were down 9 percent to $125.4 million compared with $137.3 million in the prior-year six months.

The growth areas in the ATV market continue to be units with large-displacement engines in both the ATV and side-by-side utility segments. Arctic Cat’s new 2009 model line-up extends its side-by-side Prowler UTV line. The company’s new high-performance Prowler XTZ 1000 combines a side-by-side utility vehicle with an Arctic Cat-engineered 1000cc engine, offering the most powerful UTV available in the industry. Arctic Cat’s new 2009 ATV model Thundercat® 1000 also offers a very competitively positioned product that features the industry’s largest-displacement engine. Additionally, as the first manufacturer to offer a 2-rider ATV vehicle, Arctic Cat builds on its innovative reputation with the new luxury cruiser Thundercat TRV® 1000, which not only has enough power to go anywhere, it can do so in comfort and style, with heated handlebars, passenger handgrips, touring windshield and lockable travel case, among its many available features.

Arctic Cat’s PG&A sales grew 12 percent to $34.3 million in the 2009 second quarter versus $30.6 million in the year-ago period. Contributing to the PG&A sales growth in the quarter were strong pre-season sales of snow-related products. For the six months, PG&A sales rose 13 percent to $53.0 million compared with $46.9 million in the same period last year.

Outlook

                For its fiscal 2009 third quarter ending December 31, 2008, Arctic Cat expects net sales to range between $179 million and $189 million compared with $159.6 million for the same period last fiscal year. The net loss for the quarter is estimated to be between $0.25 and $0.35 per diluted share versus a net loss of $0.58 per diluted share in the prior-year third quarter.

                Commented Twomey: “We believe that innovative products will drive retail sales and market share gains. Dealer inventory levels are critical to the overall health of our business and we are confident that last year’s inventory reduction measures, and our strong product line-up, position us well compared to our competitors. We also remain focused on further cost reductions through our strategic sourcing initiatives and leveraging our efficiencies. Despite these positive factors, the current state of the U.S. economy, impacted by weak consumer spending and the global financial crisis, makes it difficult to fully assess the impact on our customers and business. As a result, we are not providing full-year guidance at this time. We will continue to closely monitor the macroeconomic environment, industry trends and dealer inventories.”

Conference Call

                A conference call is scheduled for 10:30 a.m. CT (11:30 a.m. ET) today. To listen to the live webcast or replay of this call via the Internet, go to the corporate portion of the company’s website at www.arcticcat.com. To listen to a telephone replay of the conference call, dial 800-405-2236 and enter conference call ID # 11121519. The replay will be available through Thursday, October 30, 2008.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net Sales	$204,314	$205,210	$298,191	$293,072
Cost of Goods Sold	155,904	151,031	235,782	226,075
Gross Profit	48,410	54,179	62,409	66,997
Selling, General and Administrative Expenses	27,890	33,662	50,043	56,885
Operating Profit	20,520	20,517	12,366	10,112
Other Income (Expense)
Interest Income	27	69	99	499
Interest Expense	(414)	(391)	(618)	(452)
	(387)	(322)	(519)	47

Earnings Before Income Taxes	20,133	20,195	11,847	10,159
Income Taxes	3,218	6,251	1,895	3,370
Net Earnings	$16,915	$13,944	$9,952	$6,789
Net Earnings Per Share
Basic	$0.94	$0.77	$0.55	$0.37
Diluted	$0.93	$0.76	$0.55	$0.37

Weighted Average Shares Outstanding:
Basic	18,078	18,225	18,049	18,311
Diluted	18,091	18,279	18,056	18,397

	September 30,
Selected Balance Sheet Data:	2008	2007
Cash and Short-term Investments	$3,733	$6,400
Accounts Receivable, net	78,613	63,780
Inventories	172,320	175,799
Total Assets	343,755	355,319
Current Liabilities	147,890	156,885
Shareholders’ Equity	184,605	187,091

	Three Months Ended			Six Months Ended
	September 30,			September 30,
Product Line Data:	2008	2007	Change	2008	2007	Change
Snowmobiles	$98,379	$97,034	1%	$119,795	$108,922	10%
All-terrain Vehicles	71,646	77,547	-8%	125,421	137,263	-9%
Parts, Garments & Accessories	34,289	30,629	12%	52,975	46,887	13%
Total Sales	$204,314	$205,210	0%	$298,191	$293,072	2%

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